EXHIBIT 4.7

RETAIL SOLUTIONS INTERNATIONAL, INC.

2001 STOCK PLAN

1. Purpose.

The purpose of the Retail Solutions International, Inc. 2001 Stock Plan (the “Plan”) is to encourage key employees of Retail Solutions International, Inc., a Delaware corporation (the “Company”), and of any present or future parent or subsidiary of the Company (collectively, “Related Corporations”) and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as “incentive stock options” (“ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the grant of options which do not qualify as ISOs (“Non-Qualified Options”); (c) awards of stock in the Company (“Awards”); and (d) opportunities to make direct purchases of stock in the Company (“Purchases”). Both ISOs and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options.” Options, Awards and authorizations to make Purchases are referred to hereafter collectively as “Stock Rights.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Section 424 of the Code.

2. Administration of the Plan.

A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, subject to paragraph 2(C) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the “Committee”). Hereinafter, all references in this Plan to the “Committee” shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6 in the case of ISOs; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the

Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

C. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder (“Performance-Based Compensation”). Such action may include, in the Board’s discretion, some or all of the following (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more “outside directors” (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of the Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Right or the disposition of Common Stock acquired pursuant to such Stock Right, to constitute Performance-Based Compensation.

3. Eligible Employees and Others.

ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, director or consultant of the Company or any Related Corporation. The Committee may also take into consideration a recipient’s individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

4. Stock.

The stock subject to Stock Rights shall be authorized but unissued shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 150,000 shares of Common Stock, subject to adjustment as provided in paragraph 13. No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 125,000 shares of Common Stock under the Plan, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Stock Rights under the Plan.

5. Granting of Stock Rights.

Stock Rights may be granted under the Plan at any time on or after December 12, 2001 and prior to December 12, 2011. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

6. Minimum Option Price; ISO Limitations.

A. Price For Non-Qualified Options, Awards and Purchases. Subject to paragraph 2(C) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan shall be determined by the Committee.

B. Price For ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of the Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of the Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

C. $100,000 Annual Limitation On ISO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, “fair market value” shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

7. Option Duration.

Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

8. Exercise of Option.

Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

B. Full Vesting Of Installments. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

D. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

9. Termination Of Employment.

Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) ninety (90) days after the (date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such optionee’s right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

10. Death; Disability.

A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) one hundred eighty (180) days from the date of the optionee’s death.

B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or (ii) one hundred eighty (180) days from the date of the termination of the optionee’s employment. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code or any successor statute.

11. Assignability.

No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Stock Rights other than ISOs shall be transferable to the extent set forth in the agreement relating to such Stock Right.

12. Terms and Conditions Of Options.

Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

13. Adjustments.

Upon the occurrence of any of the following events, an optionee’s rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

13.1. Stock Dividends And Stock Splits. If the Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

13.2. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the

Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

13.3. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph 13.2 above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

13.4. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs 13.1, 13.2 or 13.3 with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

13.5. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, then the Committee shall, as to outstanding Options, at its discretion provide, upon written notice to the optionees, (i) that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period, the Options shall terminate or (ii) that such Options (including those which have not yet vested) shall be exercisable within a specified number of days of such notice, at the end of which period the Options shall terminate.

13.6. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

13.7. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

13.8. Adjustments. Upon the happening of any of the events described in subparagraphs 13.1, 13.2 or 13.3 above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

14.	Means Of Exercising Options.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option provided that such shares have been held by the optionee for at least six (6) months, (c) at the discretion of the Committee, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant’s direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

15. Term And Amendment Of Plan.

This Plan was adopted by the Board on December 12, 2001, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders (the “Stockholder Approval”). If Stockholder Approval is not obtained prior to December 12, 2002, ISOs granted under the Plan prior to such date shall be treated as Non-Qualified Options. The Plan shall expire at the end of the day on December 12, 2011 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of Stockholder Approval. The Board may terminate or amend the Plan in any respect at any time, except that, if Stockholder Approval has been obtained, then the Board must obtain the approval of the stockholders within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions: (a) to increase the total number of shares that may be issued under the Plan (except by adjustment pursuant to paragraph 13); (b) to modify the provisions of paragraph 3 regarding eligibility for grants of ISOs; (c) to modify the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs (except by adjustment pursuant to paragraph 13); and (d) to extend the expiration date of the Plan. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee’s consent, under any Stock Right previously granted to such grantee.

16. Modifications Of ISOs; Conversion Of ISOs Into Non-Qualified Options.

Subject to paragraph 13(D), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee’s ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of such action, the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

17. Repricing.

Without the prior approval of the Company’s stockholders obtained in the manner stated in Section 15, Options issued under the Plan will not be repriced, replaced or regranted through cancellation or by lowering the Option exercise price of a previously granted Option.

18. Application of Funds.

The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

19. Notice To Company of Disqualifying Disposition.

By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two (2) years following the date the ISO was granted or (b) the date one (1) year following the date the ISO was exercised.

20. Withholding of Additional Taxes.

Upon the exercise of a Non-Qualified Option, the transfer of a Non-Qualified Stock Option pursuant to an arm’s length transaction, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 19), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the transfer of a Non-Qualified Stock Option, (iii) the grant of an Award, (iv) the making of a Purchase of Common Stock for less than its fair market value, or (v) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee’s making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee’s delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

21. Restrictions on Transfer of Shares.

Except as otherwise determined by the Committee, any shares issued upon exercise of Options or in respect of other Stock Rights hereunder shall be subject to the following transfer restrictions.

21.1. Right of First Refusal. The transfer of any shares of common stock of the Company acquired upon exercise of an Option or as a result of Awards or Purchases under this Plan is subject to the Company’s right of first refusal set forth in Article VIII of the Company’s bylaws. A copy of Article VIII is attached hereto as Exhibit A and incorporated herein.

21.2. Call Rights.

(a) In the event that a Plan participant’s employment by the Company or any Affiliate (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Act”)) shall be terminated by the Company or an Affiliate “for cause” (as defined below), any Common Stock held by such participant as a result of the grant or exercise of any Stock Right under the Plan shall be subject to a call by the Company such that the Company shall be entitled to purchase any or all of such Common Stock at the lesser of (i) book value (as determined by the Company’s accountants) (“Book Value”), or (ii) the exercise/purchase price per share for which such Common Stock was acquired by the original holder thereof from the Company (“Exercise Price”). For purposes hereof, “for cause” shall mean (i) in the case of any Plan participant whose employment with the Company is governed by an employment agreement, the meaning given to such term in such employment agreement, and (ii) for all other participants, as determined in good faith by the Committee: (1) failure to perform material duties and responsibilities; (2) willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (3) the commission of a felony crime; (4) chronic absenteeism; (5) chronic alcohol abuse or illegal drug abuse; or (6) violation of any non-competition, proprietary rights, confidentiality, or other similar agreements or covenants in favor of the Company.

(b) In the event that (i) a Plan participant dies, (ii) is permanently and totally disabled and his/her employment is terminated, (iii) the participant’s employment by the Company or any of its Affiliates shall be terminated by the Company or an Affiliate without Cause or (iv) the participant resigns his/her employment, any Common Stock held by such participant as a result of any grant or exercise of Stock Right under the Plan shall be subject to a call by the Company such that the Company shall be entitled to purchase any or all such Common Stock at the “Fair Market Value” of such shares. For purposes hereof, “Fair Market Value” shall have the meaning set forth in Section 6(D) above.

(c) The Company’s rights under subsections (a) and (b) above shall be exercisable for a period of six (6) months from the date of termination of the participant’s employment or other service. In the event the Company purchases any Common Stock pursuant to this Section 21.2, payment may be made by the Company, at its option by either (i) a lump sum cash payment or (ii) pursuant to a promissory note made by the Company to the shareholder as payee which note shall bear interest at the Internal Revenue Service published applicable federal rate per annum and be payable over a period not to exceed sixty (60) months in equal monthly installments of principal and interest.

21.3 Lock-Up. No Plan participant shall, without the prior written consent of the Company, sell, assign, transfer, grant a proxy to any person to vote or otherwise act in respect of, grant a participation in, grant a security interest in, pledge, encumber or otherwise dispose of, whether by operation of law or otherwise (any of the foregoing being referred to hereinafter as a “Disposition”), any shares of Common Stock or any other equity interest in the Company, now owned or hereafter acquired by such shareholder as a result of the grant or exercise of any Stock Right, to any competitor or Affiliate of any competitor of the Company.

21.4 Transfers in Violation; Legend. The Company shall not be required to transfer any shares of Common Stock on its books which shall have been sold, assigned or otherwise transferred in violation of the Plan, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such shares shall have been sold, assigned or otherwise transferred in violation hereof. All certificates representing the shares to be issued to participants in the Plan as a result of the grant or exercise of any Stock Right shall have endorsed thereon a legend substantially as follows: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN ARTICLE VIII OF THE COMPANY’S BYLAWS AND IN A STOCK AWARD AGREEMENT DATED                     , COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STOCK AWARD AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE STOCK AWARD AGREEMENT.

21.5 Termination upon IPO. The provisions of Section 21.1-21.4 shall terminate upon the consummation of a public offering of any of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Act.

22. Purchase for Investment.

Unless the offering and sale of shares to be issued upon exercise of an Option or as a result of a Purchase shall have been effectively registered under the Act, the Company shall be under no obligation to issue such shares unless and until the following conditions have been fulfilled: Such person(s), prior to the receipt of the shares, shall warrant to the Company that such person(s) are acquiring the shares for their own account, for investment, and not with a view to, or in connection with, the distribution of any such shares. Such person(s) shall also be bound by the following legend which shall be endorsed upon the share certificate(s): THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR CERTAIN STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR DELIVERY OF AN OPINION OF COUNSEL TO THE COMPANY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

23. Governmental Regulation.

The Company’s obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares. Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

24.	Governing Law.

The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.